Exhibit 5.10

[Pinheiro Neto Guilherme Leite Letterhead]

São Paulo, June 24, 2011

To:

Tomkins, Inc.

Tomkins, LLC

1551 Wewatta Street,

Denver, CO 80202

Re.:	Guarantees by Schrader Brazil

Dear Sirs,

1. We have acted as special Brazilian counsel in connection with the issuance of US$1,150,000,000 aggregate principal amount of 9% Senior Secured Second Lien Notes due 2018 (the “Notes”) by Tomkins, Inc. (formerly Pinafore, Inc.) and Tomkins, LLC (formerly Pinafore, LLC) and the guarantees of the Notes (the “Guarantees”) by the Note Guarantors (as named in the Indenture) under an Indenture dated as of September 29, 2010, as supplemented by the First Supplemental Indenture dated as of November 18, 2010, the Second Supplemental Indenture dated as of December 21, 2010, the Third Supplemental Indenture dated as of December 23, 2010, the Fourth Supplemental Indenture dated as of January 20, 2011, the Fifth Supplemental Indenture dated as of February 23, 2011, the Sixth Supplemental Indenture dated as of February 24, 2011 and the Seventh Supplemental Indenture dated as of March 3, 2011 (collectively, and including the 9% Senior Secured Second Lien Notes due 2018, the “Indenture”) entered into among the Issuers, the Note Guarantors named therein, and Wilmington Trust FSB, as trustee (the “Trustee”) and collateral agent, and pursuant to a registration statement on Form F-4 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on June 24, 2011.

1.1. Our legal advice was provided pursuant to the laws of the Federative Republic of Brazil (“Brazil”), as the Indenture was secured by a Brazilian security package composed of (i) the fiduciary sale of all quotas issued by Schrader International Brasil Ltda.

(“Schrader Brasil”) (“Quota Fiduciary Sale”), and (ii) the pledge of rights related to certain bank accounts held by Schrader Brazil (“Pledge of Rights”), as security for the performance of the Secured Obligations, as defined in the Quota Fiduciary Sale and the Pledge of Rights (the Quota Fiduciary Sale and the Pledge of Rights are collectively referred to as the “Security”).

2. In connection therewith, we have examined the following documents:

(i) an executed copy of the Indenture;

(ii) an executed copy of the Quota Fiduciary Sale Agreement, dated February 24, 2011, and duly registered with the Registry of Deeds and Documents of the City of Jacareí under nº 053301;

(iii) an executed copy of the Agreement for Pledge of Rights, dated February 24, 2011, and duly registered with the Registry of Deeds and Documents of the City of Jacareí under nº 053302;

(iv) a copy of the officer’s certificate of Schrader Brasil, dated March 18, 2011, signed by Mr. Richard Hoffner and duly notarized at the competent Registry Office in Brazil;

(v) a copy of the 9th amendment to the articles of association (Contrato Social) of Schrader Brasil, dated December 17, 2010, and duly registered with the Board of Trade of the State of São Paulo under nº 458.772/10-0;

(vi) a copy of the 10th amendment to the articles of association (Contrato Social) of Schrader Brasil, dated March 18, 2011, and duly registered with the Board of Trade of the State of São Paulo under nº 122.600/11-3;

(vii) a copy of the Partners’ Resolutions of Schrader Brasil held on February 8, 2011, and duly registered with the Board of Trade of the State of São Paulo under nº 74.797/11-6; and

(viii) a copy of the Partners’ Resolutions of Schrader Brasil held on February 8, 2011, and duly registered with the Board of Trade of the State of São Paulo under nº 74.798/11-0.

In this opinion, the documents listed in items (i) to (vii) above are jointly referred to as the “Transaction Documents”.

3. For the purpose of this opinion, we have assumed other than with respect to documents signed by Schrader Brasil (a) the genuineness of all signatures and the authenticity of all documents submitted to us as originals or photocopies or execution copies thereof, (b) the legal capacity of all natural persons, and (c) the validity, enforceability and performance of the obligations of the Transaction Documents and the transactions contemplated thereby under the laws to which they are expressed to be governed. We have also reviewed such matters of law as we have considered relevant for the purpose of this opinion. This opinion is based solely on the documents provided to us.

4. Unless the context shall otherwise require or except as otherwise expressly provided herein, terms defined and expressions used herein shall have the same respective meanings assigned to them in the Transaction Documents.

5. We express no opinion as to any law other than the laws of Brazil and we have assumed that there is nothing in any other law that affects our opinion. In particular, we have made no independent investigation of any foreign law as a basis for the opinions stated herein and do not express or imply any opinion on such laws. We are qualified to practice in Brazil, and the opinions stated herein relate only to the laws of Brazil as in force at the date hereof.

6. Based on the foregoing, it is our opinion that:

6.1. Schrader Brasil has been duly incorporated and is validly existing under the laws of Brazil, with power and authority (i) to carry on its activities, (ii) to enter into the Indenture, and (iii) perform its obligations in connection with the Indenture.

6.2. Schrader Brasil has (i) all necessary corporate power and authority to execute and deliver, and perform its obligations under, the Indenture, (ii) taken all corporate action required to authorize the execution and delivery of, and the performance of its obligations, under the Indenture, and (iii) duly executed and delivered the Indenture.

6.3. The Indenture constitutes a legal, valid and binding obligation of Schrader Brasil, enforceable against it in accordance with its terms.

7. The opinions set forth above are, however, subject to certain reservations, namely:

(i) enforcement of the obligations of Schrader Brasil may be limited by insolvency, moratorium, fraudulent conveyance, bankruptcy and reorganization or other laws of general application relating to or affecting the rights of creditors and to general equity principles;

(ii) in case of insolvency, moratorium, fraudulent conveyance, bankruptcy and/or judicial or extrajudicial reorganization of Schrader Brasil, certain credits, such as post-petition and super-priority claims, motions for restitution, and credits for salaries and wages (subject to applicable cap and limitations) shall have preference over other credits, including secured ones , as applicable; and

(iii) in case of proceedings instituted against Schrader Brasil in Brazil, certain court costs and deposits to guarantee judgment might be due.

8. We express no opinion as to any agreement, instrument or other document other than as specified in this letter.

9. This opinion shall be governed by and construed in accordance with the laws of Brazil in effect as of the date hereof.

10. This opinion is addressed to you solely for your benefit in connection with the transaction contemplated in paragraph 1 above and shall not be transferred to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our prior written consent, except as specified hereafter. This opinion may however be relied upon by Latham & Watkins LLP in the issuance of its opinion letter in connection with the registration statement on Form F-4 for Tomkins, Inc. and Tomkins, LLC with respect to the notes offered by Tomkins, Inc. and Tomkins, LLC, and any amendments thereto, including any post-effective amendments to be filed by Tomkins, Inc. and Tomkins, LLC. Moreover, we hereby consent to the filling of this opinion with the U.S Securities Exchange Commission as an exhibit to the registration statement on Form F-4.

11. This opinion speaks only as of the date hereof. We expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein as specified above of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect any legal analysis, legal conclusion or any other matter set forth in or relating to this letter.

Very truly yours,

Pinheiro Neto Advogados

By	/s/ Pinheiro Neto Advogados

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